Exhibit 15.1
[Maples and Calder letterhead]

Our ref     RJT/303788/2715579/v1

51job, Inc.
Building 3, No. 1387, Zhang Dong Road
Shanghai 201203
People’s Republic of China

27 June 2008
Dear Sir
Re: 51job, Inc.
We have acted as legal advisors as to the laws of the Cayman Islands to 51job, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2007.
We hereby consent to the reference of our name under the heading “Enforceability of Civil Liabilities” in the Form 20-F.
Yours faithfully
/s/ Maples and Calder
Maples and Calder